Exhibit 99.1
N E R A
    Economic Consulting

THE 2006 ILLINOIS AUCTION: A SUCCESS FOR CUSTOMERS ON A FIXED PRICE PLAN

NERA Economic Consulting, on behalf of
Commonwealth Edison and Ameren’s Illinois Utilities

NEW YORK, September 15, 2006 - Commonwealth Edison and the Ameren Illinois Utilities will be contracting with winning bidders that were vying to supply the fixed-price customers in the state’s first electricity auction to procure power for these customers. Fixed-price customers include the vast majority of retail customers, including almost all residential and small commercial customers.

NERA Economic Consulting, the Auction Manager for the Illinois Auction, announces that the Illinois Auction was a success for fixed-price retail customers. The Illinois Commerce Commission determined that it would not investigate the results, paving the way for the Utilities and winning bidders to sign the contracts that will ensure supply for Illinois retail customers.

The winning bidders, which count some of the best known energy traders and marketers active in the PJM and MISO wholesale markets today, are: Ameren Energy Marketing Company, American Electric Power Service Corporation, Conectiv Energy Supply, Inc., Constellation Energy Commodities Group, Inc., DTE Energy Trading, Inc., Dynegy Power Marketing, Inc., Edison Mission Marketing & Trading, Inc., Energy America, LLC, Exelon Generation Co., LLC, FPL Energy Power Marketing, Inc., J. Aron & Company, J. P. Morgan Ventures Energy Corporation, Morgan Stanley Capital Group, Inc., PPL EnergyPlus, LLC, Sempra Energy Trading Corp., and WPS Energy Services, Inc.

The final auction prices, which will form the basis of retail rates starting in January 2007, are as follows:

Commonwealth Edison Wholesale Prices for Auction Products (in $/MWh)
CPP-B 17-months	CPP-B 29-months	CPP-B 41-months	CPP-A 17-months
63.96	64.00	63.33	90.12
Ameren Illinois Utilities Wholesale Prices for Auction Products (in $/MWh)
BGS-FP 17-months	BGS-FP 29-months	BGS-FP 41-months	BGS-LFP 17-months
64.77	64.75	66.05	84.95

N E R A
    Economic Consulting

About the 2006 Illinois Auction

The Illinois Auction was held to procure power for retail customers of Commonwealth Edison and Ameren’s Illinois Utilities. The Illinois Commerce Commission ordered in January that this statewide, descending clock auction be held starting on September 5, 2006. A volume of approximately 30,000 MW was up for bid. NERA managed this competitive bidding process and ICC Staff monitored the process.

About NERA

NERA Economic Consulting is an international firm of economists who understand how markets work. Our 45 years of experience creating strategies, studies, reports, expert testimony, and policy recommendations reflect our specialization in industrial and financial economics. Our global team of more than 500 professionals operates in 21 offices across North and South America, Europe, Asia, and Australia.

NERA Economic Consulting (www.nera.com), founded in 1961 as National Economic Research Associates, is a unit of Mercer Specialty Consulting Group, an MMC company.